EXHIBIT 5.1
February 9, 2009
Alkermes, Inc.
88 Sidney Street
Cambridge, MA 02139
     Re: Registration Statement on Form S-8; 2008 Stock Option and Incentive Plan
Ladies and Gentlemen:
     You have requested that we act as Pennsylvania corporate counsel to Alkermes, Inc. (the “Company”) and provide this opinion in connection with the registration under the Securities Act of 1933, as amended, of up to 26,447,858 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”), issuable pursuant to future awards (“Awards”) to be granted under the Company’s 2008 Stock Option and Incentive Plan (the “Plan”).
     In rendering our opinion, we have reviewed originals or copies of: (i) the Registration Statement on Form S-8 of the Company relating to the Plan as filed with the Securities and Exchange Commission (the “Commission”) on the date hereof (the “Registration Statement”); (ii) the Plan; (iii) the Company’s 1999 Stock Option Plan, as amended, 2002 Restricted Stock Award Plan, as amended, and 2006 Stock Option Plan for Non-Employee Directors (the “Old Plans”); (iv) the Third Amended and Restated Articles of Incorporation, as amended, of the Company and the Second Amended and Restated Bylaws of the Company, as amended; (v) certain resolutions of the Board of Directors and the Stockholders relating to the Plan; (vi) a certificate of an officer of the Company (the “Officer’s Certificate”); and (vii) such other certificates, documents, corporate records and other instruments and matters of law as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. In giving this opinion, we are assuming the authenticity of all instruments presented to us as originals, the conformity with the originals of all instruments presented to us as copies, the genuineness of all signatures, the legal capacity of all natural persons, and that, in connection with each grant under the Plan, the board of directors of the Company will adopt the resolution set forth in the Officer’s Certificate.
     The opinion expressed below is based on the assumption that the Registration Statement will have been filed by the Company with the Commission and will have become effective before any of the Shares are issued, and that persons acquiring the Shares will do so strictly in accordance with the terms of the Plan, and will receive a prospectus containing all the information required by Part I of the Registration Statement on Form S-8 before acquiring such Shares.
     Based on the foregoing, we are of the opinion that the Shares, when issued pursuant to Awards granted under the Plan (including, where applicable, the payment of any exercise price, and the satisfaction of any vesting restrictions) in accordance with the terms and conditions thereof, will be legally issued, fully paid and non-assessable.
     We do not express any opinion as to the laws of any jurisdiction other than the Federal securities laws and the Commonwealth of Pennsylvania.

Alkermes, Inc.
February 9, 2009

     This opinion is limited to the matters expressly stated herein. No implied opinion may be inferred to extend this opinion beyond the matters expressly stated herein. We do not undertake to advise you or anyone else of any changes in the opinions expressed herein resulting from changes in law, changes in facts or any other matters that hereafter might occur or be brought to our attention.
     We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement on Form S-8 being filed with respect to the offering of the Shares.
Very truly yours,
/s/ Ballard Spahr Andrews & Ingersoll, LLP